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EXHIBIT 5

BAKER & DANIELS
300 North Meridian Street, Suite 2700
Indianapolis, Indiana 46204
(317) 237-0300
(317) 237-1000 (fax)

June 26, 2002

Simon Property Group, Inc.
SPG Realty Consultants, Inc.
Suite 15 East
115 West Washington Street
Indianapolis, Indiana 46204

Ladies and Gentlemen:

        We have acted as counsel to Simon Property Group, Inc., a Delaware corporation ("SPG"), and SPG Realty Consultants, Inc., a Delaware corporation ("SRC" and together with SPG, the "Companies"), in connection with the registration under the Securities Act of 1933, as amended, (the "Act"), pursuant to the Registration Statement on Form S-3 (File Nos. 333-68938 and 333-68938-01) of the Companies (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission"), of up to $500,000,000 aggregate offering price of Common Stock, Preferred Stock, Depository Shares and/or Warrants. Pursuant to the Underwriting Agreement, as modified by the Terms Agreement dated as of June 26, 2002 (the "Agreement"), and among the Companies and Goldman, Sachs & Co. and Salomon Smith Barney Inc., the Companies propose to issue and sell under the Registration Statement, 9,000,000 shares of Common Stock of SPG, each share of which is paired with a beneficial interest in 1/100th of a share of common stock of SRC (the "Paired Shares"). All capitalized terms used herein have their respective meaning set forth in the Registration Statement unless otherwise stated.

        We have examined the Registration Statement, the Certificates of Incorporation and By-Laws of the Companies, minutes of the proceedings of the Companies' Boards of Directors authorizing the issuance of the Paired Shares, and such other documents as we have considered necessary. We have also examined a Certificate of the Secretary of the Companies dated the date hereof (the "Certificate"). In such examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and that all public records reviewed are accurate and complete. As to factual matters, we have relied on the certifications, statements or representations of the Companies (including the Certificate) and have not independently verified the matters stated therein.

        Based upon the foregoing and having regard for such legal considerations as we deem relevant, we are of the opinion and so advise you that upon the issuance and delivery of the Paired Shares in accordance with the terms set forth in the Prospectus and Prospectus Supplement that are part of the Registration Statement and the Agreement, the Paired Shares will have been duly and validly authorized and will be validly issued, fully paid and nonassessable.

        This opinion letter is solely for the use of the Companies in connection with the Registration Statement. This opinion may not be relied on by any other person or in any other connection without our prior written approval. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

        We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Prospectus Supplement and the Prospectus which are parts of the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Baker & Daniels

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  EXHIBIT 5